Exhibit 7.3

July 25, 2016

Via e-mail and Courier
HealthWarehouse.com, Inc.
7107 Industrial Road
Florence, KY  41042
Attention:  Acting Secretary

Re: Notice of Director Nominees to be Elected at 2016 Annual Meeting of Stockholders
Ladies and Gentlemen:
This letter supplements the Notice, dated June 27, 2016 (the “Notice”), sent to you by Rx Investor Value Corporation, a Delaware corporation (“RIVC”), notifying you of our intention to nominate four candidates for election to the board of directors of HealthWarehouse.com, Inc., a Delaware corporation (“HEWA”), at its 2016 annual meeting of stockholders (the “Meeting”).
On July 15, 2016, HEWA filed a Current Report on Form 8-K disclosing that the Meeting had been rescheduled to September 2, 2016.
In accordance with Section 1.2 of Article I of HEWA’s Amended and Restated Bylaws (the “Bylaws”), RIVC hereby notifies you that it will nominate Mark Douglas Scott in place of Vincent Rinaldi for election as a director at the Meeting.  Pursuant to his most recent Form 13(G)A dated February 22, 2016 and on file with the Securities and Exchange Commission, Mr. Scott beneficially owns 4,480,861 shares of common stock of HEWA, which includes warrants to purchase 1,333,334 shares of the company’s common stock.  The common shares and warrants were acquired beginning on August 21, 2014.  Mr. Scott has consented to serve as a director of HEWA if elected, and to be named as a nominee in RIVC’s proxy statement, proxy card, and other proxy solicitation materials relating to the Meeting.  Mr. Scott’s written consent is attached to this letter as Exhibit A.  The address and certain other information about Mr. Scott is set forth in Exhibit B hereto.
RIVC also intends to nominate Messrs. Holtmeier, Ross, and Weiss, the persons identified in the Notice, for election as directors at the Meeting.  If any of Messrs. Scott, Holtmeier, Ross or Weiss is unable to stand for election at the Meeting, RIVC will nominate Mr. Rinaldi as a nominee for election as a director.
This letter incorporates by reference the information contained in the Notice, except as noted below:
(a)	References in the Notice to “Nominees” shall include Mr. Scott; and
(b)
Effective July 23, 2016, RIVC and the Nominees may be deemed to be a “group,” within the meaning of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purpose of changing the present board of directors and management of the company.

Exhibit 7.3

RIVC reaffirms its statements in the Notice, including with respect to its intentions in connection with its proxy solicitation, its compliance with applicable law in delivering the Notice and this letter to you, and its reservation of rights as set forth in the Notice.

Sincerely yours,
Rx Investor Value Corporation

/s/ Jeffrey T. Holtmeier
By:  Jeffrey T. Holtmeier

Exhibit 7.3

Exhibit A
Consent of Mark Scott

July 23, 2016
Acting Secretary
HealthWarehouse.com, Inc.
7107 Industrial Rd.
 Florence, KY 41042
I hereby consent to appear in proxy materials prepared and distributed by Rx Investor Value Corporation related to election to the Board of Directors of HealthWarehouse.com, Inc., and if elected will serve on the Board of Directors of HealthWarehouse.com, Inc.

/s/ Mark Douglas Scott
Mark Douglas Scott

Exhibit 7.3

Exhibit B
Information About Mark Scott

Mark Scott, 45 years old is a licensed pharmacist, and a successful entrepreneur in both the mail order/on-line pharmacy industry and the call center industry. Mark earned his Bsc (Pharm) from the University of Manitoba in 1998.  In 2002 Mark was a co-founder and President of Glenway Pharmacy, a mail order pharmacy in Winnipeg, Canada. Mark also co-founded “Goodway Management and Call Center” a company that specialized in mail order pharmaceutical sales to consumers. Mark also launched a near shore call center on the island of Barbados that also specialized in mail order pharmacy retailing. In 2012 Mark co-founded KpiConnect, a call center company that has no relation to the pharmacy industry.

Director Qualifications: Mr. Scott is a Pharmacist who also has extensive experience in the business-to-consumer mail-order and online retailing of pharmaceuticals. His expertise in the call center business is also a valuable asset to the customer service component required to acquire and maintain customers.

Shareholdings: Pursuant to his most recent Form 13(G)A dated February 22, 2016 and on file with the Securities and Exchange Commission, Mr. Scott beneficially owns 4,480,861 shares of common stock of HEWA through Cormag Holdings, which includes warrants to purchase 1,333,334 shares of the company’s common stock. Cormag Holdings is a Canadian corporation and Mark Douglas Scott is the President, sole stockholder and director of Cormag and has sole voting and dispositive power with respect to the shares owned by Cormag. Mr. Scott is a Canadian citizen. Mr. Scott acquired 2,666,668 shares and 1,333,334 warrants beginning on August 21 2014. Mr. Scott’s address is 104 Falcon Ridge Drive, Winnipeg,  Canada A2 R3Y1X6.